EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

         The following table sets forth certain information concerning the principal subsidiaries of iBEAM Broadcasting Corporation.

Name                                State or other Jurisdiction of Incorporation
----                                --------------------------------------------
NextVenue, Inc.                     Delaware
NextVenue Europe Ltd.               England and Wales
iBEAM Europe Ltd.                   England and Wales
iBEAM Broadcasting Japan Kabushiki
     Kaisha                         Japan
iBEAM Asia Ltd.                     Cayman Islands
iBEAM Asia (Hong Kong) Ltd.         Hong Kong